Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park Greenwich, CT 06831

Telephone: 203 622 3131
203 622 6080
unitedrentals.com

United Rentals Announces Third Quarter 2008 Results and Revises Full Year Outlook

GREENWICH, Conn. – October 28, 2008 – United Rentals, Inc. (NYSE: URI) today announced financial results for its third quarter 2008. Rental revenue was $677 million and total revenue was $873 million for the third quarter 2008, compared with $718 million and $990 million, respectively, for the same period last year.

Income from continuing operations was $74 million for third quarter 2008, compared with $111 million for third quarter 2007. The decline in income primarily reflects the impact of continued softness in the company’s end markets, as well as increased interest expense of $26 million pre-tax following the company’s preferred and common share repurchases earlier in the year.

Third quarter 2008 continuing operations earnings per share of $0.98, based on a diluted share count of 77.4 million shares, includes a non-cash charge of $2 million after-tax, or $0.03 per share, related to the retirement of $125 million of HoldCo Notes in September. In 2007, third quarter continuing operations earnings per share was $0.97 and the diluted share count was 115.1 million shares.

EBITDA, a non-GAAP measure, was $318 million for third quarter 2008, compared with $342 million for the same period last year.

Third Quarter Highlights

•	EBITDA margin improved 1.9 percentage points to 36.4%

•	Time utilization of 68.0% was flat year-over-year, while rental rates declined 3.4%

•	A record $1.5 billion OEC of fleet was transferred among locations

•	Contractor supplies gross margin improved 5.3 percentage points to 24.1%

•	SG&A expense decreased by $17 million, resulting in a flat SG&A margin of 15.2%

Full Year 2008 Outlook

The company revised its full year 2008 outlook for pro-forma earnings per share to a range of $2.55 to $2.65, from a previous range of $3.15 to $3.25, reflecting the acceleration of softness in the company’s end markets. The guidance also includes the impact of an anticipated fourth quarter charge of approximately $0.13 per share principally related to the planned closing of approximately 30 branches. The revised outlook anticipates total revenue of $3.3 billion to $3.4 billion and pro-forma EBITDA of $1.07 billion to $1.10 billion. The company’s expectations for free cash flow remain unchanged at $350 million to $400 million after total capital expenditures of approximately $715 million.

The pro-forma EPS outlook excludes the impact of the preferred stock redemption charge, an $8 million charge to establish a foreign tax credit valuation allowance, and the SEC charge, all of which are discussed below under “Nine Months 2008 Results.”

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “We are continuing to manage the business through the current environment with a steadfast strategy that drove our EBITDA margin higher for the third straight quarter, brought down our SG&A costs by $17 million, and improved fleet management practices. At the same time we are taking the right actions to set the stage for long-term, profitable growth, such as our recent acquisition of a Texas-based rental company, which expanded our presence in the under- penetrated industrial sector.”

Mr. Kneeland continued, “We are prepared for our operating environment to become steadily more challenging as economic pressures and the credit crisis combine to suppress construction spending. As we move through the fourth quarter and into 2009, we will continue to pull the many levers at our disposal, including fleet transfers, used equipment sales and the closing of approximately 30 more branches. Our 2008 outlook reflects both the reality of the current construction cycle and our ability to navigate through it by adjusting our operations and fleet.”

Nine Months 2008 Results

The company reported income from continuing operations of $149 million, compared with $210 million for the first nine months 2007. The decline in profitability primarily reflects lower gross profit in a softening construction environment as well as the previously announced second quarter $14 million after-tax charge in anticipation of the September SEC settlement, partially offset by the company’s successful cost-cutting initiatives, including a pre-tax reduction of $56 million in SG&A expense.

EBITDA was $796 million for the first nine months 2008, compared with $850 million for the same period last year. EBITDA margin was 32.1% for the first nine months 2008. Excluding the impact of the SEC charge, the company’s pro-forma EBITDA margin was 32.7%, an improvement of 2.2 percentage points from the 30.5% margin in the same period last year, reflecting the beneficial impact of the company’s cost reductions and strategic focus on its core rental business.

On a GAAP basis, for the first nine months 2008 the company reported a continuing operations loss per share of $1.12 compared with continuing operations earnings per share of $1.87 for the same period last year. The loss per share reflects the impact of a $239 million preferred stock redemption charge recognized in the second quarter that reduces income available to common stockholders for EPS purposes, but does not affect net income. As previously disclosed, this one-time redemption charge relates to the company’s June 2008 repurchase of all of its outstanding Series C and D preferred stock. The loss per share also reflects the following second quarter items: an $8 million after-tax charge principally related to the establishment of a foreign tax credit valuation allowance as a result of the additional leverage from the preferred stock repurchase, and the SEC charge.

The company reported pro-forma continuing operations earnings per share of $1.95 for the first nine months 2008, reflecting the reduced share count from the share repurchases. Pro-forma EPS excludes the impact of the preferred stock redemption charge, the $8 million after-tax charge, and the SEC charge.

Change to ABL Facility

The company also announced that it recently upsized its five-year $1.250 billion asset-based revolving credit facility to $1.285 billion, further increasing its liquidity.

Free Cash Flow and Fleet Size

For the first nine months 2008, free cash flow was $136 million after total rental and non-rental capital expenditures of $631 million, compared with free cash usage of $91 million after total rental and non-rental capital expenditures of $866 million for the same period last year. The year-over-year improvement in free cash flow was largely the result of a $235 million reduction in capital purchases.

The size of the rental fleet, as measured by the original equipment cost, was $4.3 billion and the age of the rental fleet was 38 months at September 30, 2008, compared with $4.3 billion and 37 months at the same point last year.

Return on Invested Capital (ROIC)

Return on invested capital was 12.0% for the twelve months ended September 30, 2008, a decrease of 2.0 percentage points from the same period last year. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash.

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, October 29, 2008, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived, or by calling (703) 639-1127.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), pro-forma EBITDA, and pro-forma earnings per share are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of income from continuing operations before provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment and non-rental depreciation and amortization. Pro-forma EBITDA represents the sum of EBITDA and the impact of the charge recognized in anticipation of the SEC settlement. Pro-forma EPS represents pro-forma income from continuing operations available to common stockholders divided by pro-forma weighted-average diluted shares outstanding. The company believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and EBITDA and pro-forma EBITDA provide an enhanced perspective of operating performance. Additionally, the company believes pro-forma EPS provides useful information concerning future profitability with consideration to its changed capital structure. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities under GAAP, or earnings per share as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow, EBITDA, pro-forma EBITDA and pro-forma EPS expectations to a GAAP financial measure is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 665 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.3 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) we have incurred additional significant leverage in connection with our completed share repurchase transactions, which leverage requires us to use a substantial portion of our cash flow for debt service and will constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to purported class action lawsuits and derivative actions filed in light of the recently-settled SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (10) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s Office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
Hyde Park Financial Communications
(203) 618-7318 Cell: (917) 847-4507
fbratman@hydeparkfin.com

UNITED RENTALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2008	2007	% Change		2008	2007	% Change

Revenues:
Equipment rentals	$677	$718	(5.7%	)	$1,869	$1,944	(3.9%	)
Sales of rental equipment	56	78	(28.2%	)	190	243	(21.8%	)
New equipment sales	49	56	(12.5%	)	137	177	(22.6%	)
Contractor supplies sales	54	96	(43.8%	)	169	301	(43.9%	)
Service and other revenues	37	42	(11.9%	)	111	125	(11.2%	)

Total revenues	873	990	(11.8%	)	2,476	2,790	(11.3%	)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	287	302	(5.0%	)	851	880	(3.3%	)
Depreciation of rental equipment	115	111	3.6%		334	321	4.0%
Cost of rental equipment sales	38	56	(32.1%	)	135	174	(22.4%	)
Cost of new equipment sales	41	47	(12.8%	)	114	147	(22.4%	)
Cost of contractor supplies sales	41	78	(47.4%	)	130	245	(46.9%	)
Cost of service and other revenue	16	17	(5.9%	)	46	52	(11.5%	)

Total cost of revenues	538	611	(11.9%	)	1,610	1,819	(11.5%	)

Gross profit	335	379	(11.6%	)	866	971	(10.8%	)
Selling, general and administrative expenses	133	150	(11.3%	)	390	446	(12.6%	)
Charge relating to settlement of SEC inquiry	—	—			14	—
Non-rental depreciation and amortization	14	13	7.7%		44	38	15.8%

Operating income	188	216	(13.0%	)	418	487	(14.2%	)
Interest expense, net	70	44	59.1%		159	146	8.9%
Interest expense - subordinated convertible debentures	2	2			7	7
Other income, net	(1)	(2)			—	(4)

Income from continuing operations before provision for income taxes	117	172	(32.0%	)	252	338	(25.4%	)
Provision for income taxes	43	61			103	128

Income from continuing operations	74	111	(33.3%	)	149	210	(29.0%	)
Income (loss) from discontinued operation, net of taxes	—	1			—	(1)

Net income	$74	$112	(33.9%	)	$149	$209	(28.7%	)

Preferred stock redemption charge	$—	$—			$(239)	$—

Net income (loss) available to common stockholders	$76	$113			$(90)	$214
Diluted earnings per share:
Income (loss) from continuing operations (inclusive of preferred stock redemption charge)	$0.98	$0.97			$(1.12)	$1.87
Income from discontinued operation	—	0.01			—	—

Net income (loss)	$0.98	$0.98			$(1.12)	$1.87

UNITED RENTALS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,		December 31,

	2008	2007	2007

ASSETS
Cash and cash equivalents	$66	$112	$381
Accounts receivable, net	507	582	519
Inventory	78	123	91
Prepaid expenses and other assets	50	51	57
Deferred taxes	80	51	72

Total current assets	781	919	1,120
Rental equipment, net	2,927	2,918	2,826
Property and equipment, net	440	415	440
Goodwill and other intangible assets, net	1,393	1,407	1,404
Other long-term assets	71	58	52

Total assets	$5,612	$5,717	$5,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$11	$78	$15
Accounts payable	211	248	195
Accrued expenses and other liabilities	246	273	310

Total current liabilities	468	599	520
Long-term debt	3,433	2,535	2,555
Subordinated convertible debentures	146	146	146
Deferred taxes	631	472	539
Other long-term liabilities	59	100	64

Total liabilities	4,737	3,852	3,824

Common stock	1	1	1
Additional paid-in capital	465	1,479	1,494
Retained earnings	341	278	431
Accumulated other comprehensive income	68	107	92

Total stockholders’ equity	875	1,865	2,018

Total liabilities and stockholders’ equity	$5,612	$5,717	$5,842

UNITED RENTALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Cash Flows From Operating Activities:
Income from continuing operations	$74	$111	$149	$210
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	129	124	378	359
Amortization of deferred financing costs	4	2	11	7
Gain on sales of rental equipment	(18)	(22)	(55)	(69)
Gain on sales of non-rental equipment	(1)	(3)	(2)	(5)
Non-cash adjustments to equipment	3	(1)	5	(1)
Write-off of deferred financing costs and discount in connection with repurchase of 14% HoldCo Notes	4	—	4	—
Stock compensation expense, net	2	2	4	12
Increase in deferred taxes	35	21	87	41
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(31)	(29)	8	(79)
Decrease in inventory	15	39	12	16
Decrease in prepaid expenses and other assets	24	9	12	1
(Decrease) increase in accounts payable	(99)	(100)	18	30
(Decrease) increase in accrued expenses and other liabilities	(17)	8	(60)	(38)

Net cash provided by operating activities - continuing operations	124	161	571	484
Net cash provided by operating activities - discontinued operation	—	3	—	9

Net cash provided by operating activities	124	164	571	493

Cash Flows From Investing Activities:
Purchases of rental equipment	(153)	(181)	(590)	(785)
Purchases of non-rental equipment	(9)	(28)	(41)	(81)
Proceeds from sales of rental equipment	56	78	190	243
Proceeds from sales of non-rental equipment	2	13	7	20
Purchases of other companies	(17)	(2)	(17)	(23)

Net cash used in investing activities - continuing operations	(121)	(120)	(451)	(626)
Net cash (used in) provided by investing activities - discontinued operation	—	(2)	—	67

Net cash used in investing activities	(121)	(122)	(451)	(559)

Cash Flows From Financing Activities:
Proceeds from debt	2,730	194	3,083	421
Payments on debt	(2,138)	(255)	(2,624)	(420)
Cash paid in connection with preferred stock redemption, including fees	(3)	—	(257)	—
Payments of financing costs	(1)	—	(31)	—
Proceeds from the exercise of common stock options	2	5	3	22
Repurchase of common stock, including fees	(603)	—	(603)	—
Excess tax benefits from share-based payment arrangements	—	18	—	28
Shares repurchased and retired	(1)	(3)	(2)	(4)

Net cash (used in) provided by financing activities	(14)	(41)	(431)	47

Effect of foreign exchange rates	(3)	7	(4)	12

Net (decrease) increase in cash and cash equivalents	(14)	8	(315)	(7)
Cash and cash equivalents at beginning of period	80	104	381	119

Cash and cash equivalents at end of period	$66	$112	$66	$112

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2008	2007	% Change		2008	2007	% Change

General Rentals
Total revenues	$812	$928	(12.5%)		$2,320	$2,621	(11.5%)
Operating income	167	197	(15.2%)		375	443	(15.3%)
Operating margin	20.6%	21.2%	(0.6	pts)	16.2%	16.9%	(0.7	pts)

Trench Safety, Pump and Power
Total revenues	$61	$62	(1.6%)		$156	$169	(7.7%)
Operating income	21	19	10.5%		43	44	(2.3%)
Operating margin	34.4%	30.6%	3.8	pts	27.6%	26.0%	1.6	pts

Total United Rentals
Total revenues	$873	$990	(11.8%)		$2,476	$2,790	(11.3%)
Operating income	188	216	(13.0%)		418	487	(14.2%)
Operating margin	21.5%	21.8%	(0.3	pts)	16.9%	17.5%	(0.6	pts)

DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Income from continuing operations	$74	$111	$149	$210
Convertible debt interest	—	—	—	1
Subordinated convertible debt interest	2	1	—	4
Preferred stock redemption charge	—	—	(239)	—

Income (loss) from continuing operations available to common stockholders	76	112	(90)	215
Income (loss) from discontinued operation, net of tax	—	1	—	(1)

Net income (loss) available to common stockholders	$76	$113	$(90)	$214

Weighted average common shares	66.7	84.1	79.7	82.5
Series C and D preferred shares	—	17.0	—	17.0
Convertible shares	6.6	6.5	—	6.5
Subordinated convertible debentures	3.5	3.3	—	3.3
Employee stock options and warrants	0.3	3.7	—	4.8
Restricted stock units and other	0.3	0.5	—	0.5

Total weighted average diluted shares	77.4	115.1	79.7	114.6

Diluted earnings (loss) available to common stockholders:
Income (loss) from continuing operations	$0.98	$0.97	$(1.12)	$1.87
Income from discontinued operation	—	0.01	—	—

Net income (loss)	$0.98	$0.98	$(1.12)	$1.87

UNITED RENTALS, INC.
PRO-FORMA RECONCILIATIONS

We define “Pro-forma EPS” as (i) Income from continuing operations available to common stockholders – Pro-forma divided by (ii) Weighted-average diluted shares outstanding – Pro-forma. Income from continuing operations available to common stockholders – Pro-forma represents the sum of (i) loss from continuing operations available to common stockholders – GAAP, as reported, (ii) the preferred stock redemption charge, (iii) convertible debt interest, (iv) subordinated convertible debt interest and (v) the after-tax impact of the charge relating to the SEC settlement and the foreign tax credit valuation allowance. Similarly, Weighted-average diluted shares outstanding – Pro-forma represents the sum of (i) Weighted-average diluted shares outstanding – GAAP, as reported, (ii) the convertible shares, (iii) the subordinated convertible shares and (iv) other dilutive securities. Management believes Pro-forma EPS provides useful information concerning future profitability given the reduced share count from the preferred stock repurchase. However, Pro-forma EPS is not a measure of financial performance under GAAP. Accordingly, Pro-forma EPS should not be considered an alternative to GAAP EPS.

Note: For the third quarter 2008, no reconciliation between GAAP EPS and Pro-forma EPS is provided because there are no pro-forma adjustments.

	Nine Months Ended September 30, 2008	Full Year Forecast

NUMERATOR ($ in millions)

Loss from continuing operations available to common stockholders - GAAP, As reported	$(90)	$(46)

Pro-forma adjustments to income from continuing operations available to common stockholders:
Preferred stock redemption charge	239	239
Convertible debt interest (1)	1	2
Subordinated convertible debt interest (1)	4	5

	154	200
Pro-forma adjustments to income from continuing operations (after-tax):
Charge relating to the SEC settlement	14	14
Foreign tax credit valuation allowance	8	8

Income from continuing operations available to common stockholders - Pro-forma	$176	$222

DENOMINATOR (Shares in millions)

Weighted-average diluted shares outstanding - GAAP, As reported	79.7	74.7

Convertible shares (1)	6.5	6.5
Subordinated convertible shares (1)	3.4	3.4
Other dilutive securities (1) (2)	0.9	0.9

Weighted-average diluted shares outstanding - Pro-forma	90.5	85.5

EPS from continuing operations available to common stockholders - GAAP, As reported	$(1.12)	$(0.62)

EPS from continuing operations available to common stockholders - Pro-forma	$1.95	$2.60

See following page for footnotes to this schedule.

UNITED RENTALS, INC.
PRO-FORMA EPS RECONCILIATION
FOOTNOTES

(1)

For the nine months ended September 30, 2008, and for purposes of our full year forecast, the convertible shares, the subordinated convertible shares and other potentially dilutive securities were excluded from our GAAP EPS calculations because these securities are (or are expected to be) anti-dlilutive; that is, on a GAAP basis, these securities reduce our net loss. For pro-forma purposes, however, we have included these securities and adjusted both the numerator and the denominator as their impact – for pro forma purposes – is dilutive and because these securities will be part of our capital structure going forward.

(2)	Principally options and warrants.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as (i) net cash provided by operating activities – continuing operations less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between net cash provided by operating activities – continuing operations and free cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Net cash provided by operating activities - continuing operations	$124	$161	$571	$484
Purchases of rental equipment	(153)	(181)	(590)	(785)
Purchases of non-rental equipment	(9)	(28)	(41)	(81)
Proceeds from sales of rental equipment	56	78	190	243
Proceeds from sales of non-rental equipment	2	13	7	20
Excess tax benefits from share-based payment arrangements	—	18	—	28

Free Cash Flow	$20	$61	$137	$(91)

UNITED RENTALS, INC.
EBITDA AND PRO-FORMA EBITDA GAAP RECONCILIATION
(In millions)

“EBITDA” represents the sum of income from continuing operations before provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment and non-rental depreciation and amortization. Pro-forma EBITDA represents the sum of EBITDA and the charge relating to the SEC settlement. Management believes EBITDA and Pro-forma EBITDA provide useful information about operating performance and period over period growth. However, EBITDA and Pro-forma EBITDA are not measures of financial performance or liquidity under GAAP and accordingly should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between income from continuing operations before provision for income taxes and EBITDA and Pro-forma EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Income from continuing operations before provision for income taxes	$117	$172	$252	$338
Interest expense, net	70	44	159	146
Interest expense - subordinated convertible debentures	2	2	7	7
Depreciation - rental equipment	115	111	334	321
Non-rental depreciation and amortization	14	13	44	38

EBITDA (1)	318	342	796	850
Charge relating to settlement of SEC inquiry	—	—	14	—

Pro-forma EBITDA	$318	$342	$810	$850

(1)	Our EBITDA margin was 36.4% and 34.5% for the three months ended September 30, 2008 and 2007, respectively, and 32.1% and 30.5% for the nine months ended September 30, 2008 and 2007, respectively.